Exhibit 10.7

AGREEMENT

This Agreement (the “Agreement”) is made and entered into effective as of December 17, 2012, by and between Best Western International, Inc., an Arizona non-profit corporation (the “Company”) and Lawrence M. Cuculic (“Executive”). By entering into this Agreement the parties agree that the terms and conditions of the employment of Executive by the Company shall be governed exclusively by the provisions, terms and conditions hereof.

ARTICLE I

DUTIES AND TERM

1.1 Employment. In consideration of their mutual covenants and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Company agrees to extend Executive’s employment with Company, and Executive agrees to continued employment with the Company, upon the terms and conditions herein provided.

1.2 Position and Responsibilities.

(a) Executive shall serve as Senior Vice President and General Counsel of the Company reporting to the Chief Executive Officer. Executive shall have primary oversight of the legal affairs of the Company. Executive agrees to serve in any additional offices or positions with the Company or any of its subsidiaries to which he may be appointed by the Board or elected by appropriate action of the Company or its subsidiaries.

(b) While employed by the Company, Executive shall devote substantially all of Executive’s business time, attention, energies, skill and best efforts to the faithful performance of his duties hereunder.

(c) While employed by the Company, Executive shall not be engaged in any other business activity whether or not such business activity is pursued for gain or other financial advantage nor shall Executive serve on any board or commission of any kind whatsoever without the Company’s prior written approval, which may be granted or withheld in the Company’s sole and absolute discretion.

(d) While employed by the Company, Executive may invest Executive’s assets in such form or manner as shall not: (i) require more than a nominal amount of Executive’s time or attention; (ii) require any services on the part of Executive in the operation of the entity; or (iii) be in an entity which provides services or supplies of any kind whatsoever to the Company. Nothing contained herein shall prohibit Employee from purchasing stock in any public company whose stock is listed and traded nationally on the New York, American or NASDAQ stock exchanges.

(e) While employed by the Company Executive shall not negotiate for, contract for, acquire nor accept any interest which conflicts with the best interests of the Company or which might influence Executive in the performance of his duties, and should any possible conflict of interest arise, Executive will promptly disclose same in writing to the Chief Executive Officer and/or the Board’s Governance Committee Chair.

1.3 Term. The term of Executive’s employment under this Agreement shall commence as of the date set forth in the first paragraph of this Agreement and shall continue, unless sooner terminated, until the fifth anniversary of the commencement date (the “Term”). The Term of this Agreement and any extension of the Term that may be mutually agreed upon by the Company and Executive are subject to early termination as provided elsewhere herein. Upon expiration of the Term, Executive shall be deemed an at-will employee of the Company, and the terms and conditions of this Agreement, including any entitlement to separation benefits, shall terminate, except for those terms that expressly survive the Term or termination of employment.

ARTICLE II

COMPENSATION

For all services rendered by Executive in any capacity during his employment under this Agreement, including, without limitation, services as an officer or member of any committee of the Board or as an officer or director of any of the Company’s subsidiaries, the Company shall compensate Executive (subject to applicable withholdings) during the Term as follows:

2.1 Base Salary. While Executive is employed by the Company during the Term hereof, the Company shall pay to Executive salary at an annual rate to be determined from year to year by the Company, in an amount of at least $334,639.76 (annualized) to be paid in equal semi-monthly or bi-weekly payments (together with any adjustments, the “Base Salary”). The Company may, from time to time, review the Base Salary and may, in its sole and absolute discretion, adjust the Base Salary.

2.2 Bonus. During the Term, Executive shall be entitled to participate in the Company’s bonus plan or plans applicable to executives generally as such plan(s) may be implemented or modified by the Company from time to time. Executive shall not be eligible to receive any bonus with respect to a fiscal year unless Executive is an employee in good standing of the Company on the final day of such fiscal year, unless otherwise provided for in this Agreement.

2.3 Additional Benefits. Executive shall be entitled to participate in all employee benefit and welfare programs, plans and arrangements which are from time to time available to the Company’s executive personnel in accordance with the terms and conditions of those benefit plans; provided, however, there shall be no duplication of benefits, including, without limitation, termination or severance benefits, and to the extent that benefits are provided by the Company to Executive under other provisions of this Agreement, the benefits available under the Company’s plans and programs shall be reduced by any benefits provided to Executive under this Agreement. Executive also understands and agrees that the Company may terminate or reduce benefits under any benefit plans and programs to the extent such reductions apply uniformly to all Company employees entitled to participate therein, and Executive’s benefits shall be reduced or terminated accordingly.

ARTICLE III

TERMINATION OF EMPLOYMENT

3.1 Death of Executive. Executive’s employment under this Agreement shall automatically terminate upon the death of Executive.

3.2 By Executive.

(a) Executive shall be entitled to terminate his employment under this Agreement for Good Reason or without Good Reason (as “Good Reason” is defined in Section 3.2(b)) by giving Notice of Termination (as defined in Section 6.1(b)) to the Company.

(b) For purposes of this Agreement, “Good Reason” shall mean any of the following:

(i) The Company reduces Executive’s Base Salary below the amount specified in Section 2.1, unless such reduction is pursuant to a salary reduction program which affects all of the Company’s officers or executives.

(ii) Relocation of the Company’s corporate headquarters to a place located outside of the greater Phoenix metropolitan area;

(iii) Material breach of this Agreement by the Company, including material reduction in Executive’s responsibility and authority, which breach is not cured within thirty (30) days after written notice thereof is delivered to the Company.

3.3 By Company. The Company shall be entitled to terminate Executive’s employment under this Agreement by giving Notice of Termination to Executive:

(a) in the event of Executive’s Total Disability (as defined in Section 6.1(k));

(b) for material breach of this Agreement, which includes the failure of Executive to competently perform his duties or to fulfill the provisions of Article 1 or Article 5 herein;

(c) for Cause (as defined in Section 6.1(a)); and

(d) at any time without Cause.

3.4 Leave. The Company may place Executive on administrative leave and bar or restrict Executive’s access to the Company’s facilities, contemporaneously with or at any time following the delivery by any party of a Notice of Termination. For the avoidance of doubt, any action by the Company pursuant to the foregoing sentence shall not constitute Good Reason as defined in Section 3.2(b) above or otherwise constitute a breach of this Agreement by the Company, and the foregoing sentence or any action by the Company pursuant thereto shall in no way limit or reduce the right of the Company to terminate this Agreement as provided elsewhere herein.

ARTICLE IV

COMPENSATION UPON TERMINATION OF EMPLOYMENT

If Executive’s employment hereunder is terminated during the Term in accordance with the provisions of Article 3 hereof, the Company shall be obligated to provide compensation and benefits to Executive (subject to applicable withholdings) only as follows:

4.1 Upon Termination for Death or Total Disability. If Executive incurs a Separation From Service and his employment hereunder is terminated during the Term by reason of his death or Total Disability, the Company shall:

(a) pay, on the next regularly scheduled executive pay date coincident with or following the Executive’s Separation From Service, Executive (or his estate) or beneficiaries any Base Salary which has accrued up to the date of termination but has not yet been paid as of the termination date (the “Accrued Base Salary”);

(b) provide to Executive (or his estate) or beneficiaries any accrued and vested benefits required to be provided to the date of termination by the terms of any Company- sponsored benefit plans or programs (the “Accrued Benefits”), together with any benefits required to be paid or provided in the event of Executive’s death or disability under applicable law;

(c) reimburse Executive (or his estate) or beneficiaries, in the calendar month following the calendar month of Executive’s Separation From Service, for expenses incurred by Executive prior to the date of termination which are subject to reimbursement pursuant to Company policy or this Agreement (the “Accrued Reimbursable Expenses”) and;

4.2 Upon Termination by Company for Cause or by Executive without Good Reason. If Executive incurs a Separation From Service due to his employment being terminated during the Term by the Company for Cause, or if Executive causes a Separation From Service during the Term other than due to Executive’s death, Total Disability or for Good Reason, the Company shall:

(a) pay, on the next regularly scheduled executive pay date coincident with or following the Executive’s Separation From Service, Executive the Accrued Base Salary;

(b) pay, in the calendar month following the calendar month of Executive’s Separation From Service, Executive the Accrued Reimbursable Expenses; and

(c) pay Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law.

4.3 Upon Termination by the Company Without Cause or by Executive for Good Reason. If Executive incurs a Separation From Service without Cause, or if Executive causes a Separation From Service for Good Reason, the Company shall:

(a) pay, on the next regularly scheduled executive pay date coincident with or following the Executive’s Separation From Service, Executive the Accrued Base Salary;

(b) pay, in the calendar month following the calendar month of Executive’s Separation From Service, Executive the Accrued Reimbursable Expenses;

(c) pay Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law;

(d) if and only if, during the thirty (30) day period following the Executive’s Separation From Service during the Term, (i) Executive signs a waiver and release agreement acceptable to the Company, and (ii) the revocation period associated with such waiver and release agreement expires, the Company will pay Executive, on the last business day of the calendar month following the calendar month in which Executive incurs the Separation From Service without Cause or causes a Separation From Service with Good Reason, a lump sum cash payment, less applicable withholdings, equal to (i) fifty percent (50%) of the Base Salary (at the rate payable as of the date of the Separation from Service) which would have been payable for the remainder of the Term had Executive not incurred a Separation From Service during the Term, but in no event less than one year’s then applicable Base Salary, (ii) the amount that has been accrued, whether then vested or not, by Executive under the Company’s Long Term Incentive Compensation Plan for Key Contributors (“LTIP”) as of the date of the Separation From Service and would have been paid to Executive had he not incurred the Separation From Service, and (iii) a pro rata amount of the Executive’s target bonus at the 100% level for the year of separation at one-hundred percent of that year’s bonus amount.

Notwithstanding anything in this Agreement to the contrary, with respect to the compensation payable to Executive under Section 4.3 (the “Termination Compensation”) (a) neither Executive nor the Company shall have the right to accelerate or defer any payment of such Termination Compensation, and (b) the Termination Compensation shall be payable only if the Executive has incurred a “Separation From Service.”

ARTICLE V

RESTRICTIVE COVENANTS

5.1 Confidentiality. Other than in the performance of Executive’s duties hereunder, and for the period of Executive’s employment with the Company and for all times thereafter, Executive covenants not to reveal to any other person or entity or to use to Executive’s own advantage or of any other person or entity any Confidential Information. The Company shall be entitled to enforce Executive’s compliance with this Article by such legal and equitable means and remedies, including, without limitation, injunctive relief, as may be permitted by law.

5.2 Confidential Information. For purposes of this Article, “Confidential Information” shall mean all financial information belonging to, used by or in the possession of the Company relating to its members, clients, customers, or vendors, as well as information designated or identified by those persons as confidential. In addition, “Confidential Information” shall further include Company systems, procedures, methods, techniques, inventions, discoveries, improvements, costs, marketing plans, development plans, computer programs, forms, economic and financial analyses, marketing analyses and surveys, financial information, employee files, and information provided to the Company by or on behalf of any third party in confidence or under any obligation of confidentiality.

5.3 Non-Solicitation of Employees. Executive agrees that during his employment with the Company and during the two (2) year period immediately following Executive’s last day of employment with the Company (whether or not during the Term of his Agreement), Executive will not, individually or as an agent or an employee of or as a consultant or otherwise on behalf of or in conjunction with any person, firm, association, partnership, corporation, or other entity, directly or indirectly solicit or otherwise encourage or entice to leave their employment with the Company, any of the Company’s employees who are or were employed by the Company at any time during Executive’s employment with the Company or during the one-year period immediately following the Executive’s last day of employment with the Company.

5.4 Return of Materials. Upon termination of Executive’s employment with the Company for any reason, whether or not during the Term of this Agreement, Executive agrees to deliver to the Company all copies of any data, records, documents and other materials, including, without limitation, files stored on electronic or other media, in Executive’s possession that contain any Confidential Information. Executive understands that he may not retain copies of any Confidential Information and must delete files containing any Confidential Information stores on any computer that Executive owns. Executive agrees, if requested by the Company, to confirm in writing that Executive has complied with the foregoing obligations and to attend a termination interview with a representative of the Company to discuss any questions that Executive may have about his continuing obligations under this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1 Definitions. For purposes of this Agreement, (i) certain capitalized terms shall have the meanings assigned to them in the applicable sections of this Agreement, and (ii) the terms listed below in this Section 6.1 shall have the following meanings:

(a) “Cause” shall include: (i) conduct by Executive constituting embezzlement, theft, larceny, fraud or other acts of dishonesty (including, without limitation, the unauthorized disclosure of Confidential Information); (ii) the continued failure of Executive to render services in accordance with this Agreement after written warning by the Company and Executive’s failure to cure the same within the thirty (30) day period following Executive’s receipt of the warning; (iii) Executive’s conviction of (or pleading guilty or nolo contendere to) a felony or other crime involving fraud, embezzlement, theft, moral turpitude, dishonesty or other criminal conduct (whether or not such criminal offense is committed in connection with Executive’s duties hereunder, or in the course of his employment with the Company); (iv) Executive’s involvement with any activity or incident which may have a material adverse effect on Executive’s ability to carry out his duties under this Agreement or upon the reputation of the Company, including the lapsing of a license to practice law; (v) Executive’s material or substantial breach of this Agreement; (vi) Executive engaging in material insubordination or repeated insubordination or other willful misconduct or negligence in the performance of his duties to the Company as determined in the sole and absolute discretion of the Company.

(b) “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. Except where a Notice of Termination is given by the Company for Cause which is not curable as provided in Section 6.1(a) above (in which event the Notice of Termination shall be effective when given), each Notice of Termination shall be delivered at least thirty (30) days prior to the effective date of termination;

(c) “Separation From Service” shall mean the termination of Executive’s employment with the Company, provided, however, that Executive’s employment relationship is treated as continuing intact while on a bona fide leave of absence if the period of such leave does not exceed six months or, if longer, if Executive’s right to reemployment is provided either by statute or by contract. The determination of whether a “Separation From Service” has occurred shall be made in accordance with Internal Revenue Code Section 409A and the applicable Treasury Regulations and Internal Revenue Service guidance issued with respect to Internal Revenue Code Section 409A.

(d) “Total Disability” shall mean Executive’s failure substantially to perform his duties hereunder on a full-time basis for a period exceeding thirty (30) consecutive days or for periods aggregating more than ninety (90) days during any twelve (12) month period as a result of incapacity due to physical or mental illness or incapacity. If there is a dispute as to whether Executive is or was physically or mentally unable to perform the essential functions of his position as defined by this Agreement, such dispute shall be submitted for resolution to a licensed physician appointed by the Board. If such a dispute arises, Executive shall submit to such examinations and shall provide such information as such physician(s) may request, and the determination of the physician(s) as to Executive’s physical or mental condition shall be binding and conclusive. Nothing in this Agreement shall be deemed to limit any rights or obligations under the Americans with Disabilities Act or similar state laws.

6.2 Successors. This Agreement shall be binding upon and inure to the benefit of any successor to the Company and shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, beneficiaries, designees, executors, administrators, heirs, distributees, devisees and legatees.

6.3 Modification: No Waiver. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any other term or condition.

6.4 Severability. The covenants and agreements contained herein are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements, if not material to the employment arrangements that are the basis for this Agreement, shall not affect the validity or enforceability of any other covenant or agreement contained herein.

6.5 Notices. All notices and other communications as required or permitted hereunder shall be in writing and shall be deemed to have been given for all purposes when sent to the respective addresses set forth below: (i) upon personal delivery; (ii) one day after being sent, when sent by overnight courier service to and from locations within the continental United States; or (iii) three (3) days after posting when sent by registered, certified or regular United States mail, postage prepaid.

If to the Company, to it at:

Chief Executive Officer Best Western International, Inc. 6201 N. 24th Parkway Phoenix, Arizona 85016-2023

If to the Executive, to him at:

Lawrence Cuculic 7654 E Via de Undo Scottsdale, AZ 85258

(Or when sent to such other address as any party shall specify by written notice so given.)

6.6 Assignment. This Agreement and any rights hereunder shall not be assignable by either party without the prior written consent of the other party except as otherwise specifically provided for herein.

6.7 Entire Understanding. This Agreement constitutes the entire understanding between the parties hereto relating to the employment relationship between Executive and the Company and the separation of such employment relationship, and no agreement, representation, warranty or covenant has been made by either party except as expressly set forth herein. THE SEPARATION BENEFITS AVAILABLE TO EXECUTIVE UNDER THIS AGREEMENT ARE IN LIEU OF, AND ENTIRELY SUPERSEDE ANY OTHER SEPARATION OR SEVERANCE BENEFITS PAYABLE BY THE COMPANY UPON TERMINATION OR SEPARATION FOR ANY REASON, BASED ON CONTRACT, POLICY OR OTHERWISE.

6.8 Executive’s Representations. Executive represents and warrants that neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates the provisions of any other agreement to which he is a party or by which he is bound. Executive agrees that he will not improperly use or disclose confidential information or trade secrets of any prior employer or third person or bring onto the Company’s premises any confidential information or trade secrets belonging to any prior employer or third person unless Executive has received the prior written consent of such prior employer or third party.

6.9 Executive’s Obligations Upon Termination of Employment. Upon expiration or termination of this Agreement or any other cessation of Executive’s employment with the Company, and subject to Executive’s receipt of the full payment described in Section 4.3 (d) of this Agreement (if applicable), Executive agrees that (i) Executive, and anyone acting through him or on his behalf, will refrain from making any derogatory or disparaging statements concerning the Company, the Board or any of the Company’s officers, directors or employees to any third party, including, without limitation, via e-mail or the Internet and Executive shall make no comment about any termination of his employment with the Company except in compliance with such public disclosures as may be authorized by the Company; (ii) Executive will cooperate fully and in good faith with the Company in assuring a prompt and orderly transition of all matters being handled by Executive; (iii) Executive shall maintain the confidentiality and shall preserve and protect the confidentiality of all Company confidential information including, without limitation, all that is protected by the attorney-client and attorney-work-product privileges. Executive shall not discuss or disclose any such matters to any person or persons, the sole exception being disclosure to representatives of the Company duly authorized for such purpose; (iv) Executive also agrees not to solicit or encourage any third parties to assert any claims against the Company; and (v) if Executive is contacted by any third party or is served with a subpoena or other form of legal process requesting information which in any way relates to or concerns the Company, its officers, directors or members, Executive shall give notice by telephone to the Company’s Chief Executive Officer and/or the Board’s Governance Committee Chair as soon as practicable but in any event not later than two (2) business days after such contact. Nothing in this Agreement shall be construed to limit, impede or impair the right of any party to communicate with government agencies regarding matters that are within the jurisdictions of such agencies or otherwise as legally compelled or privileged.

6.10 Interpretation and Enforcement. Arizona law shall govern this Agreement as governs transactions occurring and performed entirely in Arizona between Arizona residents. This Agreement shall not be construed against either party regardless of who was more responsible for its preparation. Any controversy or claim arising out of or relating to this Agreement or breach thereof shall be litigated only in the state or federal courts located in Maricopa County, Arizona. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall, to the extent possible, be administered and interpreted so as to avoid payment of non-exempt “deferred compensation” subject to Internal Revenue Code Section 409A and the applicable Treasury Regulations and Internal Revenue Service guidance issued with respect to Internal Revenue Code Section 409A, and the parties agree to make allowances in performance for compliance with Section 409A, where applicable.

EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

6.11 Survival. Articles 5 and 6 shall survive the expiration or termination of this Agreement by either party.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BEST WESTERN INTERNATIONAL, INC.		EXECUTIVE
An Arizona non-profit corporation

By	/s/ David Kong	/s/ Lawrence M. Cuculic
	David Kong	Lawrence M. Cuculic
Its:	Chief Executive Officer